Exhibit 3.1

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED

STOCK, NO PAR VALUE

Pursuant to Section 6.10 of the Illinois Business Corporation Act, CTI Industries Corporation, a corporation organized and existing under the laws of the State of Illinois (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board”) on January 2, 2020, in accordance with the provisions of its Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and bylaws. The authorized series of the Company’s previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and bylaws of the Company, the Board hereby authorizes a series of the Company’s previously authorized preferred stock (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I.	DESIGNATION AND AMOUNT; DIVIDENDS

A.     Designation. The designation of said series of preferred stock shall be Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred”).

B.     Number of Shares. The number of shares of Series A Preferred authorized shall be Seven Hundred Thousand (700,000) shares. Each share of Series A Preferred shall have a stated value equal to $10.00 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Stated Value”).

C.     Dividends.

(i)       Quarterly Dividends. The holders of shares of the Series A Preferred shall be entitled to receive, out of funds legally available therefor, dividends at an annual rate equal to eight (8)% of the Stated Value of the such shares of Series A Preferred, calculated on the basis of a 360 day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the respective dates of issuance. Accrued and unpaid dividends shall compound on a quarterly basis, and shall be, except as set forth in Section I.C(ii) below, payable in cash to the extent not prohibited by law or by the terms of any indenture, loan agreement or similar document to which the Company is a party. The first such dividend payment shall be due and payable on March 31, 2020, with subsequent payments due and payable on June 30, September 30 and December 31 each year (each a “Dividend Payment Date”). All accrued and unpaid dividends, if any, shall be mandatorily paid immediately prior to the earlier to occur of (i) a liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up under Section 4(b) hereof) of the Company (a “Liquidation”), or (ii) a Voluntary Conversion pursuant to Section 5 hereof (the “Mandatory Dividend Payment Date”).

(ii)      Payment of Dividends. To the extent not prohibited by law or by the terms of any indenture, loan agreement or similar document to which the Company is a party, at the option of the Company in compliance with this Section I.C(ii), the Company may pay dividends on the Series A Preferred in shares of the Company’s common stock, no par value (the “Common Stock”), with each share of Common Stock being valued for this purpose at the greater of (A) the closing bid price of the Common Stock as of the trading day immediately prior to the Dividend Payment date, and (B) the last closing bid price of the Common Stock as of the initial closing of the sale of Series A Preferred. The payment of any such shares shall be made in accordance with the provisions of Section III below for the issuance of shares of Common Stock upon conversion.

(iii)     Junior Stock Dividends. The Company shall not declare or pay any cash dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, any shares of Junior Stock unless and until all accrued and unpaid dividends on the Series A Preferred Stock have been paid in full.

II.	LIQUIDATION PREFERENCE

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (such event, a “Liquidation Event”), the holders of record of shares of Series A Preferred as of the time of such Liquidation Event shall be entitled to receive, immediately prior and in preference to any distribution to the holders of the Company’s other equity securities (including the Company’s Common Stock), a liquidation preference equal to $10 per share plus all accrued and unpaid dividends (the “Liquidation Preference Amount”). If upon the occurrence of such Liquidation Event the assets and funds thus distributed among the Holders shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series A Preferred, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders, pro rata, based on the liquidation amounts to which such Holders are entitled.

Upon the completion of the distribution required by this Section, if assets remain in this Company, they shall be distributed to holders of parity securities (unless holders of parity securities have received distributions pursuant to this section) and junior securities in accordance with the Certificate of Incorporation, as amended.

Notwithstanding the foregoing, at the option of the Holder of shares of Series A Preferred, such Holder may elect to convert the entire Liquidation Preference Amount into shares of Common Stock pursuant to a Voluntary Conversion as set forth in Section III, effective immediately prior to a Liquidation Event.

A consolidation or merger of the Company with or into any other corporation or corporations, or a sale or transfer of more than 50% of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall be, at the election of the holders of at least 50% of the Series A Preferred Stock, deemed to be a Liquidation Event within the meaning of this Section II. In the event of the merger or consolidation of the Company with or into another corporation that is not treated as a Liquidation Event pursuant to this Section II, the Series A Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

Written notice of any voluntary or involuntary Liquidation Event of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company as of the date of such notice.

III.	CONVERSION

A.     Voluntary Conversion. Each Holder shall have the right, at any time commencing after issuance of such Holder’s Series A Preferred, to convert the Stated Value of such shares, as well as accrued but unpaid declared dividends on the Series A Preferred (collectively “Conversion Amount”) into fully paid and non- assessable shares of Common Stock of the Company (“Conversion Shares”). The number of Conversion Shares issuable upon conversion of the Conversion Amount shall equal the Conversion Amount divided by the Conversion Price then in effect. The “Conversion Price” of the Series A Preferred shall be $1.00, subject to adjustment and except as otherwise set forth below. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall round up to the nearest whole share. In order to convert Series A Preferred into shares of Common Stock, the Holder shall surrender the certificate or certificates therefor, duly endorsed, to the office of the Company, and shall give written notice to the Company at such office that the Holder elects to convert the same, the number of shares of Series A Preferred so converted and a calculation of the Conversion Price (with an advance copy of the certificate(s) and the notice by facsimile)(the “Conversion Notice”); provided, however, that the Company shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless such shares of Series A Preferred are delivered to the Company as provided above, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company and its transfer agent to indemnify the Company from any loss incurred by it in connection with such certificates. Notice of conversion may be given by a Holder at any time during the day up to 5:00 p.m. New York City time and such conversion shall be deemed to have been made immediately prior to the close of business on the date notice of conversion is received by the Company. Within two (2) business days after the notice of conversion is delivered in accordance with the procedures set forth above, the Company shall instruct the transfer agent to issue shares of its Common Stock and to forward the same to the Holder, or upon the election of the Holder, the Company shall transmit the shares of Common Stock to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the shares to or resale of the shares by the Holder or (B) the shares are eligible for resale by the Holders without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the Holder.

In case of conversion under this Section III of only a part of the shares of Series A Preferred represented by a certificate surrendered to the Company, the Company shall issue and deliver a new certificate for the number of shares of Series A Preferred which have not been converted, upon receipt of the original certificate or certificates representing shares of Series A Preferred so converted. Until such time as the certificate or certificates representing shares of Series A Preferred which have been converted are surrendered to the Company and a certificate or certificates representing the Common Stock into which such shares of Series A Preferred have been converted have been issued and delivered, the certificate or certificates representing the shares of Series A Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series A Preferred have been converted.

B.     Certain Adjustments. The Conversion Price will be adjusted proportionately in the event of stock splits, reverse stock splits or stock dividends. If the Company should effectuate a reverse stock split in order to list or retain listing on a Principal Trading Market and the Volume Weighted Average Price of the Common Stock during the ten trading days preceding the effective date of the reverse split is less than Conversion Price then in effect, then the Conversion Price will be adjusted to the Volume Weighted Average Price of the Common Stock during the ten trading days preceding the effective date of the reverse split on an adjusted basis. The term “Volume Weighted Average Price” means for any date, the price determined by any of the following clauses that applies: (a) if the Common Stock is then listed or quoted on any of the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market or the New York Stock Exchange (each a “Principal Trading Market”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time) or (b) if the Common Stock is not then quoted for trading on a Principal Trading Market and if prices are then reported in the Pink Sheets published by OTC Markets, Inc. (or a similar organization or agency succeeding to the function of reporting prices), the most recent bid price per share of the Common Stock so reported or (c) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Company’s Board of Directors.

C.     Conversion Limitations.

(i)

In no event shall the Holder, or any future Holder, be entitled to convert any portion of the Series A Preferred in excess of that portion of the Series A Preferred upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series A Preferred or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion of exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Series A Preferred with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than (4.99%) of the outstanding shares of Common Stock of the Company. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 4.99%. The restriction described in this paragraph may be waived, in whole or in part, upon sixty-one (61) days’ prior notice from the Holder to the Company to increase such percentage.

(ii)

Notwithstanding anything herein to the contrary, if the Company has not obtained Shareholder Approval, then the Company may not issue, upon conversion of the Series A Preferred, a number of shares of Common Stock which, when aggregated with any Conversion Shares issued prior to such conversion date, would equal 20% or more of the common stock or 20% or more of the voting power of the Company outstanding immediately before the issuance (such number of shares, the “Issuable Maximum”). Until Shareholder Approval is obtained and in the event of a conversion that would otherwise exceed the Issuable Maximum, each holder of Series A Preferred shall be entitled to a portion of the Issuable Maximum, determined at the time of any applicable conversion, equal to the quotient obtained by dividing (x) the original Stated Value of such holder’s Series A Preferred by (y) the aggregate Stated Value of all Series A Preferred then-issued to all holders of Series A Preferred. As used herein, “Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Corporation with respect to a “20% Issuance” or a “Change of Control” (as defined by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity)).

D.     Delivery Failure. If within five (5) business days of the Company's receipt of the Conversion Notice (the “Share Delivery Period”) the Company shall fail to issue and deliver to a holder the number of shares of Common Stock to which such Holder is entitled upon such holder's conversion of the Series A Preferred Stock (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue, the Company shall pay additional damages to such Holder on each business day after such fifth (5th) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis pursuant to Section III A and to which such Holder is entitled and (B) the VWAP of the Common Stock on the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section. If the Company fails to pay the additional damages set forth in this Section within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (pro rated for partial months) until such payments are made.

E.     Reservation of Shares. The Company shall, so long as any shares of Series A Preferred are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 120% of the number of shares of Common Stock for which the shares of Series A Preferred are at any time convertible (without regard to the limitations on conversion set forth in Section III.C hereof). The initial number of shares of Common Stock reserved for conversions of the Series A Preferred and each increase in the number of shares so reserved shall be allocated pro rata among the Holder s of the Series A Preferred based on the number of shares of Series A Preferred held by each Holder at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder's shares of Series A Preferred, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series A Preferred shall be allocated to the remaining Holders of Series A Preferred, pro rata based on the number of shares of Series A Preferred then held by such Holder.

IV.	RANK

All shares of the Series A Preferred shall rank (i) senior to the Company’s Common Stock and any other class or series of capital stock of the Company hereafter created, the terms of which specifically provide that such class or series shall rank junior to the Series A Preferred (each of the securities in clause (i) collectively referred to as “Junior Securities”) (ii) pari passu with any class or series of capital stock of the Company hereafter created and specifically ranking, by its terms, on par with the Series A Preferred, and (iii) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series A Preferred, in each case as to dividend distributions or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

V.	VOTING RIGHTS

Subject to the restrictions set forth herein, Holders of Series A Preferred Stock shall have voting rights as follows:

(i)       Class Voting Rights. The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section V(ii) hereof). So long as there are more than 50,000 of the Series A Preferred Stock outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 80% of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of previously authorized Preferred Stock, ranking prior to the Series A Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; (iii) repurchase, redeem or pay dividends on (whether in cash, in kind, or otherwise), shares of the Company's Junior Stock; (iv) amend the Articles of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock; (v) effect any distribution with respect to Junior Stock or parity stock; (vi) reclassify the Company's outstanding securities; (vii) issue any Common Stock or any Common Stock equivalents below $1.00 per share, excluding equity-based awards issued at the market price for the Company’s Common Stock on the date of grant pursuant to the Company’s current stock option plan and the issuance of stock upon exercise or conversion of currently outstanding securities, (viii) consolidate or merge with another entity, (ix) sell, transfer or convey more than 50% of the assets of the Company; or (x) change the corporate name of the Company.

(ii)      Voting Rights. The Holders will vote together with the holders of the Company’s Common Stock on an as converted basis on each matter submitted to a vote of holders of Common Stock. The number of votes that may be cast by a Holder shall be equal to ten (10) votes for each share of such Holder’s Series A Preferred on the record date for determining those stockholders entitled to vote on the matter, subject to proportionate change for any split or combination of the Common Stock; provided, that, if at any given time, the total number of votes represented by the Series A Preferred Stock on an as-converted basis would exceed the Issuable Maximum, determined at any such time, then, at such relevant times, the votes represented by any given holder’s shares of Series A Preferred Stock shall equal a portion of the aggregate votes represented by the Issuable Maximum, determined at any such time, equal to the quotient obtained by dividing (x) the original Stated Value of such holder’s Series A Preferred Stock by (y) the aggregate Stated Value of all Series A Preferred Stock then-issued to all holders of Series A Preferred Stock, unless and until Shareholder Approval has been obtained, at which time this proviso will no longer be in effect.

(iii)     Adverse Changes. Notwithstanding the foregoing, the Company shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Series A Preferred, voting together as a single class and without a separate vote of the holders of Common Stock, amend its Certificate of Incorporation, this Certificate of Designations or the by-laws of the Corporation in any manner to increase or decrease the number of authorized shares of Common Stock or in any manner that would otherwise adversely affect the rights, preferences or privileges of the holders of the Series A Preferred, except for an amendment to increase the number of authorized shares of Common Stock, to the extent that the vote of holders of Series A Preferred for such amendment is not required by applicable law; and provided, further, that any such increase to the number of authorized shares of Common Stock referenced in the foregoing proviso shall be subject to the Corporation’s obligation to maintain sufficient authorized shares of Common Stock to meet any reasonably foreseeable event pursuant to which the then-outstanding shares of Series A Preferred Stock would be convertible pursuant to Section III.A.

VI.	[Reserved.]

VII.	MISCELLANEOUS

A.     Status of Redeemed Stock. In case any shares of Series A Preferred shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series A Preferred.

B.     Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Company, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Company shall execute and deliver new Preferred Stock Certificates.

C.     Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders granted hereunder may be waived as to all shares of Series A Preferred (and the holders thereof) upon the unanimous written consent of the Holders.

D.     Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Company, to the Company’s principal business address, to the attention of the Chief Executive Officer.

If to the Holders, to the address listed in the Company’s books and records.

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IN WITNESS WHEREOF, the undersigned has signed this certificate as of the second day of January, 2020.

CTI INDUSTRIES CORPORATION

By:
Frank J. Cesario,
President, Chief Executive Officer and
Chief Financial Officer